Exhibit 3.2

ARTICLES OF AMENDMENT

TO SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF MGI PHARMA, INC.

1.	The name of the corporation is MGI PHARMA, INC., a Minnesota Corporation (the “Corporation”).

2.	The first paragraph of Article V of the Corporation’s Second Amended and Restated Articles of Incorporation is hereby amended to read in its entirety:

The authorized number of shares of this corporation shall be one hundred fifty million (150,000,000), of which one hundred forty million (140,000,000) shares shall be Common Stock of the par value of $.01 per share and ten million (10,000,000) shares shall be Preferred Stock of the par value of $.10 per share.

3.	This amendment was duly adopted by the Board of Directors on May 10, 2004, pursuant to Chapter 302A of the Minnesota Business Corporation Act.

4.	This amendment shall be effective as of June 2, 2004, the record date of the stock split approved by the Board of Directors on May 10, 2004. This amendment reflects the total number of authorized shares of the Corporation immediately after the stock split.

5.	The stock split shall be effected as a two-for-one division of all shares of common stock authorized as of the record date, immediately prior to the effectiveness of this amendment. Issued and outstanding shares of common stock resulting from the stock split shall be distributed to shareholders on the payable date, June 9, 2004.

6.	In accordance with Section 302A.402, Subdivision 3(b), of the Minnesota Business Corporation Act, this amendment will not adversely affect the rights or preferences of the holders of outstanding shares of any class or series and will not result in the percentage of authorized shares of any class or series that remains unissued after the stock split exceeding the percentage of authorized shares of that class or series that were unissued before the stock split.

IN WITNESS WHEREOF, the undersigned, acting in his capacity as the Secretary of the Corporation, has executed these Articles of Amendment this 1st day of June, 2004.

/s/ William C. Brown
William C. Brown